Exhibit 99.1
Lime Energy Co. Announces Results of Rights Offering
ELK GROVE VILLAGE, IL, April 2, 2007 — Lime Energy Co. (OTC Bulletin Board: LMEC.OB) today announced it raised almost $3 million in its recently completed rights offering to stockholders of record as of February 23, 2006. The Company reported that 260 stockholders exercised their subscription rights to purchase 2,999,632 shares of the Company’s common stock as $1.00 per share, including 180 investors who exercised their oversubscription privilege to purchase 975,061 shares also at $1.00 per share.
About Lime Energy
Lime Energy, (“Less is More Efficient”) is one of the nation’s leading energy efficiency technology and engineering companies. Lime brings together more than 75 years of experience in design, engineering and installation of energy efficient solutions providing customers with guaranteed saving results and high returns on invested capital. By efficiently reducing the amount of electricity Lime customers use they are able to both save money and become better corporate citizens through the reduction of unnecessary greenhouse gas emissions (“Nothing Greener than Energy Not Used”). Lime Energy is headquartered in Elk Grove Village, Illinois with offices in New York, Texas, Utah, and throughout California. The company’s stock is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at http://www.lime-energy.com or by calling 847-437-1666.
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Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com